Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 2, 2025, except for Note 10 and 11, as to which the date is May 13, 2025, relating to the consolidated financial statements of reAlpha Tech Corp. and Subsidiaries (the Company) appearing in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ GBQ Partners LLC

Columbus, Ohio

October 24, 2025